EXHIBIT 10.4


                           SHAREHOLDERS' AGREEMENT

                            (CRC Holdings, Inc.)

     THIS SHAREHOLDERS' AGREEMENT (the "Agreement") dated as of this 30th day of June, 1998, by and between Carnival Corporation, a Panamanian corporation ("CCL"); and Sherwood M. Weiser, Donald
E. Lefton, Thomas F. Hewitt, Peter L. Sibley, CHC Investors Partners, L.P., a Delaware limited partnership, Robert Sturges,
W. Peter Temling, Irving Zeldman, Douglas J. Weiser, Warren P. Weiser, Bradley A. Weiser, Robyn C. Fisher, and Lisa Tabatchnick (collectively the "W-L Shareholders" and individually a "W-L Shareholder")

                             RECITALS
A. CCL and the W-L Shareholders are the sole shareholders of CRC Holdings, Inc., a Florida corporation (the "Company"), and as of the effective date of this Agreement own the number of shares of the issued and outstanding capital stock of the Company in the percentages set forth in Exhibit A attached hereto. CCL and the W-L Shareholders may sometimes hereafter be collectively referred to as the "Shareholders" or individually as "Shareholder."

B. The Shareholders desire to enter into this Agreement pursuant to Section 607.0731 of the Florida Business Corporation Act, for the purpose of providing (1) that so long as CCL and/or its "Covered Transferees" (as such term is defined in Section 1 of this Agreement) and any of the W-L Shareholders and/or their Covered Transferees own shares of the common stock of the Company,. they will vote their shares of the capital stock of the Company for the election of certain directors designated by CCL and certain directors designated by the W-L Shareholders (all as herein set forth) and for certain directors jointly agreed to by CCL and the W-L Shareholders and (2) for the harmonious and successful management and control of the Company.

                                 AGREEMENT

     In consideration of the premises and of the benefits flowing to the parties hereto and to the Company, by virtue of the Agreements herein set forth CCL and the W-L Shareholders agree as follows:

     1. Covered Transferees. As used in this Agreement, the term "Covered Transferees" shall mean (a) CCL and the W-L Shareholders, (b) the parents, siblings, spouse or lineal descendants of any individual Shareholder or Covered Transferee,
(c) a trust for the benefit of such Covered Transferees (provided that the voting rights with respect to shares of capital stock of the Company owned by any such trust are retained only by the transferor or a Covered Transferee), (d) an "Affiliate", (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended) of CCL or any W-L Shareholder or Covered Transferee or (e) in the case of CCL, any member of a "group" which at the time of transfer of shares of capital stock of the Company by CCL owns 5% or more of the issued and outstanding shares of common stock of CCL and has filed a Schedule 13D or 13G with respect to such 5% or more ownership.

     2. Articles of Incorporation and Bylaws. None of the Shareholders or their Covered Transferees shall vote their shares or execute a written consent for the amendment of the Articles Incorporation or Bylaws of the Company unless the holders of a majority of the shares of capital stock of the Company owned by each of CCL and its Covered Transferees and the W-L Shareholders and their Covered Transferees first execute and deliver to the other Shareholders and their Covered Transferees a written statement that they are in favor of the adoption of the amendment. If both such statements are delivered at least ten days prior to the date of the meeting at which the shareholders of the Company will vote on such amendment, then all Shareholders and their Covered Transferees shall vote their shares of the capital stock of the Company for the proposed amendment. In the event of any conflict between the provisions of this Agreement and the Articles of Incorporation and/or Bylaws of the Company, as among the Shareholders and their Covered Transferees, the provisions of this Agreement shall take precedence.

     3.   Directors.

     3.1. At each election of directors of the Company, CCL and the W-L Shareholders and their respective Covered Transferees shall vote their shares of the capital stock of the Company to elect as directors of the Company (a) two persons designated in writing by the holders of a majority of the shares of capital stock of the Company owned by CCL and its Covered Transferees;
(b) subject to the provisions of the next sentence, at least two persons designated in writing by the holders of a majority of the shares of capital stock of the Company owned by the W-L Shareholders and their Covered Transferee(s); and (c) only such other persons (the "Independent Directors") as are first agreed to in writing by the holders of a majority of the shares of the capital stock of the Company owned by each of CCL and its Covered Transferees and the W-L Shareholders and their Covered Transferees. Notwithstanding the foregoing, in the event that pursuant to clause (b) of the preceding sentence, the W-L Shareholders and their Covered Transferees designate three, four, five or six persons and all of such designees consist solely of more than two of Sherwood M. Weiser, Donald E. Lefton, Thomas F. Hewitt, Peter Sibley, Robert Sturges and W. Peter Temling, CCL and its Covered Transferees and the W-L Shareholders and their Covered Transferees shall vote their shares of the capital stock of the Company to elect all of such persons so designated by the W-L Shareholders as directors pursuant to said clause (b). In the event that the holders of a majority of the shares of the capital stock of the Company owned by each of CCL and its Covered Transferees and the W-L Shareholders and their Covered Transferees cannot agree on one or more persons to vote for as Independent Directors, they shall submit such disagreement to those of the Independent Directors then in office who are not employees of the Company or any of its subsidiaries and shall then vote their shares of capital stock of the Company for such nominees as are chosen by such Independent Directors, provided that without the consent of the majority in interest of both CCL and its Covered Transferees and the W-L Shareholders and their Covered Transferees the number of Independent Directors shall not be increased beyond the number of Independent Directors hereinafter designated in this Agreement.

     3.2.   Initially, CCL designates pursuant to clause  (a)  of
Section 3.1, Micky Arison and Howard S. Frank as directors and the W-L Shareholders designate pursuant to clause (b) of Section 3.1, Sherwood M. Weiser, Donald E. Lefton, Thomas F. Hewitt, Peter Sibley, Robert Sturges and W. Peter Temling as directors and CCL and the W-L Shareholders agree, pursuant to clause (c) of
Section 3.1, that Meryl Comer and Earl W. Powell shall serve as Independent Directors.


    3.3. No Shareholder or his or her Covered Transferees shall vote to remove a director designated pursuant to clauses (a) or
(b) of Section 3.1 unless the designating Shareholder(s) and their Covered Transferees give written notice to the other Shareholders and their Covered Transferees that the designating Shareholders and their Covered Transferees want that director removed. No Shareholder or his or her Covered Transferee shall vote to remove an Independent Director unless such removal is first agreed to in writing by the holders of a majority of the shares of capital stock of the Company owned by each of CCL and its Covered Transferees and the W-L Shareholders and their Covered Transferees. In any such event, all of the Shareholders and their Covered Transferees shall vote their shares of the capital stock of the Company to remove such Independent Director. In the event of the death, resignation or removal of a director designated by one or more Shareholders and their Covered Transferees pursuant to clauses (a) or (b) of Section 3.1, the Shareholders and their Covered Transferees shall vote their shares of the capital stock of the Company to elect as a replacement director a person designated by the Shareholder(s) and Covered Transferees who originally designated the deceased, resigned or removed person as a director of the Company. In the event of the death, resignation or removal of an Independent Director, the Shareholders and their Covered Transferees shall vote their shares of capital stock of the Company pursuant to clause (c) of Section 3.1 for the election of a replacement.

     4. Share Certificates. All transfers of shares of capital stock of the Company to Covered Transferees shall be subject to all of the terms, conditions and provisions of this Agreement. All certificates representing shares of the capital stock of the Company held by Shareholders and Covered Transferees shall be endorsed with the following legend:

          The Shares represented by this certificate are subject to the terms and conditions of a Shareholders' Agreement dated as of __________, 1998 which Agreement, among other things, contains various provisions with respect to the manner in which the Shares are to be voted.

     All Shareholders who presently hold certificates evidencing their ownership of shares of the capital stock of the Company shall, as soon as reasonably possible after the execution of this Shareholders' Agreement deliver their certificates to the Secretary of the Company, who will then add the aforedescribed legend to such certificates and who will return such certificates forthwith to the respective shareholders.

     In connection with the transfer of shares of the capital stock of the Company by a Shareholder or a Covered Transferee to a Covered Transferee, the transferor shall cause the certificates that are issued to the Covered Transferee to bear said legend and to have the Covered Transferee execute a copy of this Agreement in the place provided for its execution by Covered Transferees. In connection with the transfer of shares of the capital stock of the Company by a Shareholder or Covered Transferee to a non-Covered Transferee, the transferor shall cause the certificates that are issued to the non-Covered Transferee not to bear said legend.

     5. Term. The term of this Agreement shall be effective as of the date set forth in the preamble to this Agreement and shall terminate on the earlier of (a) the dissolution of the Company,
(b) the written agreement of all CCL and its Covered Transferees and the W-L Shareholders and their Covered Transferees, (c) at such time as either CCL and its Covered 'Transferees in the aggregate or the W-L Shareholders and their Covered Transferees in the aggregate cease to own, of record or beneficially, at least 10% of the issued and outstanding shares of capital stock of the Company, or (d) 10 years from the date of this Agreement.

     6. Counterparts and Telefax Executions. Any notices or written consents of Shareholders or Covered Transferees may be executed in counterparts. In lieu of original signatures on any such instrument, a telefax copy of the signatures shall suffice; provided, however, it is expected, but not necessary to give effect to any such telefax copy, that the Shareholder or Covered Transferee who executes any such instrument and sends a telefax copy will as soon thereafter-as practicable send the original executed copy to the persons to whom such telefax copy was sent.

     7. Remedies. In addition to any of the remedies which may be provided for in this Agreement or by law, in the event of a breach of this Agreement by any Shareholder or Covered Transferee, the other Shareholders and Covered Transferees shall have the right to seek an injunction (both temporary and permanent), specific performance and other equitable remedies.
In the event of any dispute, arbitration or litigation between or among the Shareholders and/or Covered Transferees to enforce the provisions of, or with respect to this Agreement, the prevailing party(ies) shall be entitled to reasonable attorneys' and court costs, including those for appellate proceedings and for paralegals and similar persons.

     8.   Miscellaneous.

          8.1. Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be delivered or sent, with the copies indicated, by personal delivery, telefax or overnight delivery service to the parties as follows (or at such other address as a party as shall be specified by notice given pursuant to this Section):

To any one or more of the W-L Shareholders:     [addressee]
                                   c/o Carnival Resorts &
                                   Casinos
                                   3250 Mary Street, 5th Floor
                                   Miami, FL 33133
                                   Telefax:  (305) 445-4255

With a copy to each of:            Greenberg Traurig, P.A..
                                   1221 Brickell Avenue
                                   22nd Floor
                                   Miami, Florida 33131
                                   Telefax:  (305) 579-0717
                                   Attn:  David S. Kenin, Esq.

and to:                            Sherwood M. Weiser
                                   Chairman of the Board and
                                   Chief Executive Officer
                                   CRC Holdings, Inc.
                                   3250 Mary Street, 5th Floor
                                   Miami, FL 33133
                                   Telefax:  (305) 445-4255

To CCL:                            Howard S. Frank
                                   Vice Chairman and
                                   Chief Operating Officer
                                   Carnival Corp.
                                   3655 N.W. 87 Avenue
                                   Miami, FL 33178
                                   Telefax:  (305) 471-4700

With a copy to each of:            Holland & Knight
                                   701 Brickell Avenue
                                   Miami, FL  33131
                                   Telefax:  (305) 789-7799
                                   Attn:  Bruce Jay Colan, Esq.

and to:                            Arnaldo Perez, Esq.
                                   Vice President and General
                                   Counsel
                                   Carnival Corporation
                                   3655 N.W. 87th Avenue
                                   Miami, Florida 33178-2428
                                   Telefax:  (305) 406-4758

          To a Covered Transferee: Such address as the
                                   Covered Transferee gives to
                                   the Shareholders and other
                                   Covered Transferees

     All notices shall be deemed given one business day after their delivery to the addresses for the respective party(ies), with the copies indicated as provided in this Section.

          8.2. Entire Agreement. This Agreement, contains the sole and entire agreement among the Shareholders with respect to their subject matter and supersedes any and all other prior written or oral agreements among them with respect to such subject matter.

          8.3. Amendment. No amendment or modification of this Agreement shall be valid unless in writing and duly executed by the parties affected by the amendment or modification.

          8.4. Binding Effect. This Agreement shall he binding upon the parties and their respective representatives, successors and assigns.

          8.5. Waiver. Waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

          8.6. Captions. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

          8.7. Construction. In the construction of this Agreement, whether or not so expressed, words used in the singular or in the plural, respectively, include both the plural and the singular and the masculine, feminine and neuter genders include all other genders. Since all parties have engaged in the drafting of this Agreement, no presumption of construction against any party shall apply.

          8.8. Section, Schedule and Exhibit References. All references contained in this Agreement to Sections, Schedules and Exhibits shall be deemed to be references to Sections of, and Schedules and Exhibits attached to, this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

          8.9. Severability. In the event that any portion of this Agreement is illegal or unenforceable, it shall affect no other provisions of this Agreement, and the remainder of this Agreement shall be valid and enforceable in accordance with its terms.

          8.10. Absence of Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to (a) confer upon any entity or person other than the parties to this Agreement and their authorized successors and assigns any rights or remedies under or by reason of this Agreement as a third-party beneficiary or otherwise; or (b) authorize anyone not a party to this Agreement to maintain an action or institute an arbitration proceeding pursuant to or based upon this Agreement.

          8.11. Business Day. As used in this Agreement, the term "business day" means any day other than a Saturday, Sunday or legal or bank holiday in the City of Miami, Florida. If any time period set forth in this Agreement expires on other than a business day in such City, such period shall be extended to and through the next succeeding business day in such City.

          8.12. Assignment. Neither this Agreement nor any rights in and to shares of the capital stock of the Company may be assigned by any party without the written consent of all other parties.

          8.13. Other Documents. The parties shall take all such actions and execute all such documents which may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement. .

          8.14.  Governing Law.  This Agreement and the
interpretation of its terms shall be governed by the laws of the State of Florida, without application of conflicts of law principles.

          8.15. Attorneys' Fees. CCL and the W-L Shareholders shall pay their respective attorneys' fees for the negotiation and preparation of this Agreement.

          8.16. W-L Shareholders' Representative. Each of the W-L Shareholders on. his or her their own behalf and an behalf of their respective Covered Transferees designates Sherwood M. Weiser, and in his absence or during periods of his unavailability Donald E. Lefton, as his or her representative for all purposes under this Agreement, including designation of directors, receipt of disclosures, granting and/or executing consents or waivers, receiving notices and agreeing to and executing amendments and/or modifications to this Agreement. Any such receipt, grant, agreement and/or execution by the W-L Shareholders' representative shall he valid and binding on all of the W-L Shareholders and their Covered Transferees. The designation by the W-L Shareholders of the their representative may not be revoked without the written consent of CCL.

          8.17. CCL's Representative. CCL on its own behalf and on behalf of its Covered Transferees designates CCL (or, if CCL no longer owns shares of capital stock of the Company, Micky Arison) as his, her or its representative for all purposes under this Agreement, including designation of directors, receipt of disclosures, granting and/or executing consents or waivers, receiving notices and agreeing to and executing amendments and/or modifications to this Agreement. Any such receipt, grant, agreement and/or execution by CCL's representative shall be valid and binding on CCL and its Covered Transferees. The designation by CCL of CCL's representative may not be revoked without the written consent of the W-L Shareholders' Representative.

          8.18. Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

     The parties have executed this Agreement as of the date set forth above.

                               CARNIVAL CORPORATION., a
                               Panamanian corporation



                               By:/s/ Gerald R. Cahill
                               Name:   Gerald R. Cahill
                               Title:  Sr. Vice President Finance
                                       and CFO



                                     /s/ Sherwood M.Weiser
                                     Sherwood M. Weiser



                                    /s/ Donald E. Lefton
                                    Donald E. Lefton



                                    /s/ Thomas F. Hewitt
                                    Thomas F. Hewitt



                                    /s/ Peter L. Sibley
                                    Peter L. Sibley



                                    CHC Investors Partners, L.P.

                                   By:CHC Operating Corporation,
                                      its General Partner

                                      By:/s/ Karim Alibhai
                                      Name:Karim Alibhai
                                      Title:President



                                      /s/ Robert Sturges
                                      Robert Sturges



                                      /s/ W. Peter Temling
                                      W. Peter Temling



                                      /s/ Irving Zeldman
                                      Irving Zeldman



                                     /s/ Douglas J. Weiser
                                     Douglas J. Weiser



                                     /s/ Warren P. Weiser
                                     Warren P. Weiser



                                    /s/ Bradley A. Weiser
                                    Bradley A. Weiser



                                    /s/ Robyn C. Fisher
                                    Robyn C. Fisher



                                    /s/ Lisa Tabatchnick
                                    Lisa Tabatchnick


COVERED TRANSFEREES


                                   _____________________________
                                   _____________________________
                                   _____________________________



                                 EXHIBIT A

W-L  Shareholders        Number of Shares Owned    Percentage  of Ownership

CARNIVAL CORPORATION          2,490,000                     23.18%

SHERWOOD M. WEISER            2,324,670                     21.64%

DONALD E. LEFTON              2,324,670                     21.64%

THOMAS F. HEWITT                861,865                      8.02%

PETER L. SIBLEY                 861,865                      8.02%

CHC INVESTORS PARTNERS, L.P.    531,026                      4.94%

ROBERT STURGES                  362,358                      3.37%

W. PETER TEMLING                466,035                      4.34%

IRVING ZELDMAN                  400,273                      3.73%

DOUGLAS J. WEISER                19,840                      0.18%

WARREN P. WEISER                 19,840                      0.18%

BRADLEY A. WEISER                19,840                      0.18%

ROBYN C. FISHER                  29,760                      0.28%

LISA TABATCHNICK                 29,760                      0.28%

TOTAL                        10,741,802                    100.00%